NEWS RELEASE
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FOR IMMEDIATE RELEASE                  Contact:  John W. Conlon
---------------------                            Chief Financial Officer
April 22, 1999

                        							(740) 373-3155

                     PEOPLES BANCORP AUTHORIZES
                     REPURCHASE OF COMMON STOCK
        _________________________________________________

MARIETTA, Ohio - The Board of Directors of Peoples Bancorp Inc.
(Nasdaq: PEBO) today adopted a resolution authorizing the repurchase of up to 290,000 shares (or approximately 5% of the Company's outstanding common shares) from time to time in open market or privately negotiated transactions. The timing of the purchases and the actual number of common shares purchased will depend on market conditions. This stock repurchase program, effective immediately, will continue through December 31, 1999.

Robert E. Evans, Peoples Bancorp's President and Chief Executive Officer, commented, "This action is reflective of Peoples Bancorp's long-standing commitment to enhancing shareholder value and effectively managing our capital levels. Under current conditions, the purchase of our outstanding shares is an attractive investment for the Company."

In addition, the Company intends to continue the previously announced purchase of approximately 15,000 treasury shares per quarter for issuance in connection with Peoples Bancorp's stock option plans. The continuation of this 15,000 share quarterly repurchase program may be amended or eliminated in the future.

Peoples Bancorp Inc. is a bank holding company headquartered in Marietta, Ohio, with over $870 million in assets. Peoples Bancorp operates 35 financial service locations in the states of Ohio, West Virginia, and Kentucky. Peoples Bancorp's banking subsidiaries include The Peoples Banking and Trust Company with offices in Ohio and West Virginia; The First National Bank of Southeastern Ohio with three Ohio offices; and Peoples Bank FSB, with four Kentucky offices. Through its subsidiaries, Peoples Bancorp offers complete banking services and makes available other financial services, such as trust services, and investment and insurance products. Learn more about Peoples Bancorp at www.peoplesbancorp.com.

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